Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-235684) on Form S-8 and (No. 333-233797), (No. 333-243438), (No. 333-249564), (No. 333-252167), (No. 333-262132) , and (333-264038) on Form S-3 of Verb Technology Company, Inc. of our report dated April 17, 2023 relating to our audit of the financial statements of Verb Technology Company, Inc., for the years ending December 31, 2022 and 2021, (which report includes an explanatory paragraph relating to substantial doubt about Verb Technology’s ability to continue as a going concern) which appear in this Annual Report on Form 10-K of Verb Technology Company, Inc. for the year ended December 31, 2022.

/s/ Weinberg & Company, P.A.

Los Angeles, California

April 17, 2023